ABATIX ENVIRONMENTAL CORP.

                      8311 Eastpoint Drive, Suite #400
                            Dallas, Texas  75227


                           INFORMATION STATEMENT
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                    WE ARE NOT ASKING YOU FOR A PROXY,
               AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                   GENERAL

This Information Statement is being furnished to the stockholders of Abatix Environmental Corp. (the "Company"), a Delaware corporation, in connection with the proposed adoption of a Certificate of Amendment to the Company's Certificate of Incorporation (the "Amendment") by the written consent of the holders of a majority of the Company's outstanding Common Stock (the "Common Stock"). The Company's Board of Directors on August 4, 1995 approved and recommended the Certificate of Incorporation be amended in order to reduce the authorized capitalization of the Company from 20,000,000 shares of Common Stock to 5,000,000 shares of Common Stock and from 2,000,000 shares of Preferred Stock to 500,000 shares of Preferred Stock. The proposed Amendment to the Certificate of Incorporation will become effective upon the filing with the Company of the written consent of the holders of not less than a majority of the Company's outstanding Common Stock and the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware. The Company anticipates that the filing of the written consent will occur on or about September 29, 1995 (the
"Effective Date"). If the proposed Amendment were not adopted by written consent, it would have been required to be considered by the Company's stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment.

The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the Delaware General Corporation Law (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding shares of Common Stock entitled to vote thereon is required in order to amend the Company's Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority of the Common Stock of the Company. As discussed hereafter, the Board of Directors has recommended the Amendment in order to reduce the annual franchise taxes that the Company will be required to pay to the State of Delaware for the current year as well as for subsequent years without impairing the ability to issue additional shares of Common Stock or Preferred Stock for the appropriate corporate purposes as they arise.

Mr. Terry W. Shaver, Mr. Gary L. Cox, Mr. Frank J. Cinatl and Mr. Lamont C. Laue, officers and/or Directors of the Company, as well as Ms. Judith Schindler, who are reflected as principal stockholders of the Company, and who own in the aggregate 1,116,000 shares of Common Stock representing 51.6% of the outstanding Common Stock of the Company entitled to vote on the Amendment have indicated that they intend to give their written consent to the adoption of the Amendment described in this Information Statement. The written consent of such persons to the Amendment will become effective upon the filing of their written consents with the Secretary of the Company. The Company anticipates that the filing of such written consents will occur on or about September 15, 1995, following which the Company will prepare and file a Certificate of Amendment to its Certificate of Incorporation with the State
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of Delaware effecting the reduction in capitalization described herein.  A copy of the proposed Amendment to the Company's Certificate of Incorporation is set forth as Exhibit A to this Information Statement. The date on which this Information Statement was first sent to the stockholders is on or about September 1, 1995. The record date established by the Company for purposes of determining the number of outstanding shares of Common Stock of the Company entitled to vote on the proposed Amendment is August 18, 1995 (the "Record Date").

Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without meeting to stockholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its stockholders of record this Information Statement, the Company will notify its stockholders at the time of distribution of its next quarterly report of the effective date of the Amendment. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's stockholders as a result of the adoption of the Amendment.

                              EXECUTIVE OFFICES

The Company's principal executive offices are located at 8311 Eastpoint Drive, Suite #400, Dallas, Texas 75227. Its telephone number is
(214) 381-1146.

                      OUTSTANDING STOCK OF THE COMPANY

As of the Record Date, the Company had outstanding 2,161,814 shares of Common Stock. The Common Stock constitutes the sole class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before a meeting of stockholders.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth Common Stock ownership information as of August 1, 1995, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company (iii) each person asked to file a written consent to the adoption of the Amendment described herein and (iv) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 8311 Eastpoint Drive, Suite 400, Dallas, Texas 75227.

                                                    Shares
                                                  Benefically      Percent
NAME                                               Owned (1)       of Class
---------------------                             ----------       --------
Terry W. Shaver (2)	                                 607,000	        28.1%
Gary L. Cox (3)	                                     408,500	        18.9%
Frank J. Cinatl (4)	                                     500	         0.1%
Lamont C. Laue (5)	                                    2,000	         0.1%
Judith Schindler (6)	                                 98,000	         4.5%
All executive officers, directors and
designated stockholders as a group (5 persons)	    1,116,000    	    51.6%

(1)	Unless otherwise provided, represents shares for which the beneficial owner has sole voting and investment power.

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(2)	Mr. Shaver is President, Chief Executive Officer and a Director of the
    Company. The shares beneficially owned by Mr. Shaver does not include options to purchase 10,000 shares of the Company's Common Stock.

(3)	Mr. Cox is Executive Vice President, Chief Operating Officer, Secretary
    and a Director of the Company. The shares beneficially owned by Mr. Cox does not include options to purchase 10,000 shares of the Company's
    Common Stock.

(4)	Mr. Cinatl is Vice President and Chief Financial Officer of the Company.
    The shares beneficially owned by Mr. Cinatl does not include options to purchase 20,000 shares of the Company's Common Stock.

(5)	Mr. Laue is a Director of the Company.

(6)	Ms. Schindler is the wife of Mr. Bruce Schindler a consultant to the
    Company.  Her address is 5259 Princeton Way, Boca Raton, Florida  33496.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

The Company proposes to reduce its authorized capitalization, as set forth in its Certificate of Incorporation, from 20,000,000 shares to 5,000,000 shares of Common Stock and to reduce its Preferred Stock from 2,000,000 shares to 500,000 shares of Preferred Stock. The par value of the Common Stock will remain at $.001 per share, and the par value of the Preferred Stock will remain at $1.00 per share.

The Company is obligated to pay franchise taxes to the State of Delaware on an annual basis which is computed in part based on the authorized capitalization of the Company. Based on its current capitalization, the Company's annual franchise tax for 1994 was $16,800. Based on the enactment of the amendment and reduction of the Company's capitalization to 5,000,000 shares of Common Stock and 500,000 shares of Preferred Stock, the annual franchise tax for 1994 would have been $4,200. The Company anticipates that such franchise tax will increase in subsequent years based on the increase in total assets of the Company as well as possible increases in the formula for calculating taxes in Delaware.

In the opinion of management of the Company, reduction in the authorized capitalization as contemplated herein will not impair the conduct of operations of the Company and will enable the Company to reduce the amount of payments that will be required in order to satisfy its franchise tax obligations to the State of Delaware. If for any reason the Company were to require additional capital stock, it will solicit the approval of its stockholders for such increase in its authorized capitalization and will not seek to amend its Certificate of Incorporation through reliance on Section 228 of the Delaware Law. While a subsequent increase in the authorized capitalization could involve incremental costs in order to solicit the approval of the Company's stockholders, in the opinion of management anticipated savings on annual franchise tax payments are expected to exceed any such incremental cost.

The complete text of the proposed Amendment to the Certificate of Incorporation is set forth as Exhibit A to this Information Statement.



       	BY ORDER OF THE BOARD OF DIRECTORS

												                                   /s/ Gary L. Cox
                                               -----------------------
                                       					  	Gary L. Cox, Secretary


                                                                    EXHIBIT A
                         CERTIFICATE OF AMENDMENT
                                     OF
                       CERTIFICATE OF INCORPORATION

Abatix Environmental Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of Abatix Environmental Corp. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

"FOURTH:	The total number of shares of capital stock which the corporation has authority to issue is as follows:

5,000,000 shares of Common Stock, $.001 par value per share.

500,000 shares of Preferred Stock, $1.00 par value per share.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations, or restrictions thereof.

The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to determination of the following:

The number of shares constituting the series and the distinctive designation of the series;

The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the series;

Whether the series will have voting rights, and, if so, the terms of the voting rights;

Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

Whether or not the shares of the series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of
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redemption, which amount may vary under different conditions and at different redemption dates;

Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of the series; and

Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of creation of such series.

SECOND: That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of the outstanding Common Stock of the Corporation (constituting the only capital stock interest entitled to vote on such action) on September 15, 1995 have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Terry W. Shaver, its President, and attested by Gary L. Cox, its Secretary this 29th day of September, 1995.

                                						ABATIX ENVIRONMENTAL CORP.

(Seal)						                          By
                                        ---------------------------
                              						    Terry W. Shaver, President

ATTEST:
By
		-------------------------
  Gary L. Cox, Secretary